UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 5, 2008

Willis Group Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)
Bermuda
(State or Other Jurisdiction of Incorporation)
001-16503	98-0352587
(Commission File Number)	(IRS Employer Identification No.)
c/o Willis Group Limited Ten Trinity Square London EC3P 3AX, England
(Address of Principal Executive Offices)
(44) (20) 7488-8111
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Directors

Shareholder Approval of 2008 Plan

On April 23, 2008, at the Annual General Meeting, the Shareholders of Willis Group Holdings Limited (the “Company”) voted to approve and adopt the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the “2008 Plan”), which had previously been approved by the Company’s Board of Directors.

Awards made under the 2008 Plan may be in the form of grants of options to purchase shares of Company common stock, restricted stock, restricted stock units and other share-based grants to any of the Company's employees and Directors and those of any associate companies as designated by the Board as being eligible for participation in the 2008 Plan. The maximum number of shares available to be granted under the 2008 Plan is 8,000,000.

Unless sooner terminated by the Company’s Board of Directors, the 2008 Plan will expire 10 years after its approval by shareholders. Any termination or expiration will not affect the validity of any grant outstanding on the date of the plan's termination or expiration.

The Company’s Board of Directors and the Compensation Committee administer the 2008 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares subject to each grant and the various terms of those grants (including, without limitation, the acceleration of the vesting of any award). The 2008 Plan allows the Compensation Committee to delegate to the Chief Executive Officer and to the Company’s other senior officers its duties under the Plan except that only the Compensation Committee may designate and make grants to employees who are subject to Section 16 of The Securities Exchange Act. The Compensation Committee may from time to time amend the terms of any grant so long as such amendment is consistent with the terms of the plan, and the Company’s Board of Directors retains the right to amend, suspend or terminate the 2008 Plan at any time.

Grant of Options under the 2008 Plan

On May 5, 2008, the Company awarded grants of options to its senior executive officers under the 2008 Plan at the closing price of the shares as reported by the New York Stock Exchange on that date ($36.72 per share). The following named executive officers received grants of options as detailed below:

Name	Position	Options Granted

Patrick C. Regan	Group Chief Financial Officer and Chief Operating Officer	125,000

Grahame J. Millwater	Group President and Chairman, Willis Re	140,000

Peter Hearn	Chief Executive Officer, Willis Re	100,000

David B. Margrett	Chairman and Chief Executive, Willis Limited	100,000

For each of the next three years, subject to the optionee being in the employment of a subsidiary of the Company at each respective date, these options will be deemed earned if the Company achieves certain financial targets. One-half of the award will be earned against an Adjusted EPS target and one-half will be earned against an Adjusted Operating Margin target in each case reflecting those advised at the Company’s 2007 Investor Day (i.e. Adjusted Operating Margin of 24% in 2008, 26% in 2009 and 28% in 2010; and Adjusted EPS of $2.85-$2.95 in 2008, $3.30-$3.40 in 2009 and $4.00-$4.10 in 2010). Adjusted EPS or Adjusted Operating Margin-based options not earned in 2008 and 2009 may be earned nonetheless if the Adjusted EPS and/or the Adjusted Operating Margin targets for 2010 are achieved. If any of the targets are not achieved by the end of 2010, all unearned options cannot be earned and will lapse.

Subject to the optionee being in the employment of a subsidiary of the Company at each respective date, any options that are earned will vest 50% on the third anniversary of the grant and 25% on each of the fourth and fifth anniversaries of the grant. Upon the occurrence of a merger, amalgamation under Bermuda law, consolidation or other corporate event the Compensation Committee may elect to cancel all outstanding awards granted under the 2008 Plan or cause them to remain outstanding and be adjusted to reflect the effect of any such event on the Shares. However, if the outstanding options are not assumed or exchanged for substitute options, the Compensation Committee may, in its discretion, allow exercisable earned options to be exercised before the closing of the event; otherwise the exercisable earned options shall terminate upon the closing of such event.

In consideration for the grant of these options, the employee must execute an Option Agreement which sets forth the terms and conditions regarding the option grant and contains certain restrictive covenants and confidentiality obligations. The Option Agreement prohibits the optionee from competing with the Company for up to 12 months following the date of the optionee’s termination during which time they will continue to receive their normal salary and benefits. The Option Agreement also contains post-employment non-solicitation and non-dealing restrictive covenants of up to 12 months following the date of the optionees’s termination with respect to clients and employees of the Company which runs concurrent to any existing obligations in the optionee's employment agreement or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIS GROUP HOLDINGS LIMITED

Date:	May 9, 2008	By:	/s/ Adam G. Ciongoli
		Name:	Adam G. Ciongoli
		Title:	General Counsel